EXHIBIT 10.61


                        GLOBAL MARINE INC.
               2000 MANAGEMENT INCENTIVE AWARD PLAN


PURPOSE AND PARTICIPANTS

The purpose of the 2000 Management Incentive Award Plan is to provide management employees of Global Marine Inc. and its subsidiaries with effective incentives in respect of their service during 2000. The plan does this by focusing management on and rewarding performance that is superior when evaluated against the company's own internal performance measures and against measures of performance relative to other companies in Global Marine's industry peer group, particularly in areas that enhance shareholder value. All employees of Global Marine Inc. and its subsidiaries in grades 34 and above are eligible to participate in the plan, although such eligibility shall not create or imply any promise or other obligation of Global Marine Inc. or any of its subsidiaries or any right of any individual employee or of the collective employees of Global Marine Inc. and its subsidiaries.


THE PLAN

THE TWO BONUS POOLS. There are two bonus pools under the plan - a "GMI, GMDC & GMIS-E Pool" for employees of Global Marine Inc. and its subsidiaries other than Applied Drilling Technology Inc. and Challenger Minerals Inc., and an "ADTI & CMI Pool" for employees of Applied Drilling Technology Inc. and Challenger Minerals Inc.

A base dollar amount will be assigned to each of the two bonus pools, and each pool's base dollar amount will be allocated to performance measures. For each of the two pools, the total 2000 base pay received by all participants in each salary grade range listed in Table A in the attachment will be multiplied by the target bonus percentage indicated for that range in Table A, and the resulting amounts for all ranges will be added to arrive at that pool's base dollar amount. The total base dollar amount for each pool will then be allocated to the performance measures listed in Table B, based on the percentages for that pool listed opposite the various measures.

THE GMI, GMDC & GMIS-E POOL. The GMI, GMDC & GMIS-E Pool is based on two objective measures, one of which is an internal measure and one of which is a measure of performance relative to other companies in Global Marine's industry peer group. The two measures for 2000 are: 1) consolidated net income compared to budget; and 2) consolidated return on capital (net income relative to invested capital) compared to the company's peers. A specific goal has been set for each of the two performance measures, such that exactly meeting the goal will result in authorization to pay 100% of the base dollar amount allocated to that performance measure. If the goal is not fully met, then a percentage between 0% and 100%, the exact percentage dependent on the exact amount of the shortfall, of that measure's base amount will be authorized for bonus awards. If the goal is exceeded, then a percentage between 100% and a maximum 200%, the exact percentage dependent on the exact amount by which the goal is exceeded, of that measure's base dollar amount will be authorized. The total bonus any individual participant in the GMI, GMDC & GMIS-E Pool can earn is capped at double the percentage of his base salary indicated for his salary grade in Table A in the attachment.

THE ADTI & CMI POOL. The ADTI & CMI Pool is based on three objective measures, two of which are internal measures and one of which is a measure of performance relative to other companies in Global Marine's industry peer group. The three measures for 2000 are: 1) consolidated net income compared to budget; 2) consolidated return on capital (net income relative to invested capital) compared to the company's peers; and 3) Applied Drilling Technology Inc. pre-tax income compared to budget. A specific goal has been set for each of the three performance measures, such that exactly meeting the goal will result in authorization to pay 100% of the base dollar amount allocated to that performance measure. If the goal is not fully met, then a percentage between 0% and 100%, the exact percentage dependent on the exact amount of the shortfall, of that measure's base amount will be authorized for bonus awards. If the goal is exceeded, then a percentage above 100%, the exact percentage dependent on the exact amount by which the goal is exceeded, of that measure's base dollar amount will be authorized.

DETERMINATION OF INDIVIDUAL BONUSES. At its first meeting in 2001, the Compensation Committee of the Board of Directors of Global Marine Inc. will certify the level of 2000 performance achieved under each pool's performance measures. The appropriate multiplier for each measure, determined from Table B in the attachment, will then be applied to the base dollar amount allocated to that measure, and the resulting amounts for each pool's measures will be added to determine the total amount authorized for bonuses from that pool.

Individual bonuses from each pool will be based on individual merit. Bonuses will be paid in cash or, at the Compensation Committee's discretion, can be paid in shares of Global Marine Inc. common stock in lieu of cash (applicable withholding taxes being paid in cash).


RESPONSIBILITY AND AUTHORITY

The Chief Executive Officer and the Chief Administrative Officer of Global Marine Inc. will take all such actions, do all such things, make all such payments, and sign and deliver all such documents and instruments as either or both of them may at any time or from time to time deem necessary or desirable in order to implement this plan.

                             TABLE A
                           Target Bonus

Salary                       GMI, GMDC                   ADTI
Grades                       & GMIS-E                    & CMI
34-37                           25%                       35%
38-39                           30%                       40%
40-42                           35%                       45%
43-46                           40%                       50%
Executive Officers              60%                       80%
CEO                             80%                        -



                                         TABLE B

                        Percentage of
                        Target Bonus
Performance        GMI, GMDC        ADTI              Factors Determining
  Measure          & GMIS-E         & CMI        Performance Measure Multiplier (1)
Consolidated                                  Company Performance as Percentage of Budget    <=50%    75%   100%   125%   150%+
Net Income            50%            10%      Performance Measure Multiplier                    0     0.5    1.0    1.5    2.0
Consolidated                                  Company Performance vs. Peer Group (3)       50th Pctile    75th Pctile      Max
Return on Capital(2)  50%            10%      Performance Measure Multiplier                   0.5           1.0           2.0
ADTI                                          Company Performance as Percentage of Budget       0%          100%          200%
Pre-Tax Income         0%            80%      Performance Multiplier                            0            1.0           2.0
                     100%           100%


1) Performance between percentiles is based on straight-line interpolation.
2) Return must be positive for any payout under this measure.
3) Peer Group Companies include: Global Marine Inc,, Tranocean Offshore Drilling Inc., Diamond Offshore Drilling Inc., Rowan Companies, ENSCO International Inc., R&B Falcon Corporation, Noble Drilling Corporation, Santa Fe International.